Exhibit 10.37

MANAGEMENT UNIT SUBSCRIPTION AGREEMENT

(Profits Interest Grant; Independent Director Form)

THIS MANAGEMENT UNIT SUBSCRIPTION AGREEMENT (this “Agreement”) by and between Apria Holdings LLC, a Delaware limited liability company (the “Company”), and the individual named on the Director Master Signature Page hereto (“Director”) is made as of the date set forth on such Director Master Signature Page.

WHEREAS, on the terms and subject to the conditions hereof, Director desires to subscribe for and acquire from the Company, and the Company desires to issue and provide to Director, the Company’s Class B Units (the “Units”), in each case in the amount set forth on Director’s Master Signature Page, as hereinafter set forth; and

WHEREAS, this Agreement is one of several agreements being entered into by the Company or its Subsidiaries from time to time with certain persons who are or will be key employees or advisors of the Company or one or more Affiliates (collectively with Director, the “Management Investors”) as part of a management equity purchase plan designed to comply with Regulation D or Rule 701, as applicable, promulgated under the Securities Act (as defined below);

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.	Definitions.

1.1 Affiliate. An “Affiliate” of, or Person “Affiliated” with, a specified Person shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

1.2 Agreement. The term “Agreement” shall have the meaning set forth in the preface.

1.3 Apria. The term “Apria” means Apria Healthcare Group Inc., a Delaware corporation.

1.4 Blackstone. The term “Blackstone” means Blackstone Capital Partners V L.P. and its Affiliates.

1.5 Board. The “Board” shall mean the Company’s Board of Directors.

1.6 Cause. The term “Cause” shall mean shall mean that the Board, acting in good faith based upon the information then known to the Company, determines that Director has (A) engaged in or committed willful misconduct; (B) engaged in or committed theft, fraud or other illegal conduct; (C) refused or demonstrated an unwillingness to substantially perform the Director’s duties for a 30-day period after written demand for substantial performance that refers to this definition and is delivered by the Company or Apria that specifically identifies the manner in which the Company believes Director has not substantially performed the Director’s duties; (D)

refused or demonstrated an unwillingness to reasonably cooperate in good faith with any Company or government investigation or investigation by the Company or its Subsidiaries or provide testimony therein (other than such failure resulting from Director’s disability); (E) engaged in or committed insubordination; (F) engaged in or committed any willful act that is likely to and which does in fact have the effect of injuring the reputation or business of the Company or its Subsidiaries; (G) willfully violated the Director’s fiduciary duty or the Director’s duty of loyalty to the Company or its Subsidiaries or the Code of Ethical Business Conduct of the Company or its Subsidiaries in any material respect; (H) used alcohol or drugs (other than drugs prescribed to Director by a physician and used by Director for their intended purpose for which they had been prescribed) in a manner which materially and repeatedly interferes with the performance of the Director’s duties hereunder or which has the effect of materially injuring the reputation or business of the Company or its Subsidiaries; or (I) engaged in or committed a material breach of this Agreement (including any beach of the provisions of Appendix A) for a 30-day period after written notification is delivered by the Company that specifically refers to this definition and identifies the manner in which the Company believes Director has materially breached this Agreement or any other employment agreement. For purposes of the foregoing sentence of this paragraph, no act, or failure to act, on Director’s part shall be considered willful unless done or omitted to be done, by him not in good faith or without reasonable belief that his action or omission was in the best interest of the Company.

1.7 Change of Control. The term “Change of Control” shall have the meaning set forth in the LLC Agreement.

1.8 Closing. The term “Closing” shall have the meaning set forth in Section 2.2.

1.9 Closing Date. The term “Closing Date” shall have the meaning set forth in Section 2.2.

1.10 Company. The term “Company” shall have the meaning set forth in the preface.

1.11 Cost. The term “Cost” shall mean the price per Unit paid by Director, if any, as proportionately adjusted for all subsequent distributions of Units and other recapitalizations and less the amount of any distributions (excluding tax distributions) made with respect to the Units pursuant to the Company’s organizational documents; provided that “Cost” may not be less than zero.

1.12 Disability. The term “Disability” shall mean Director’s inability, for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period, to perform Director’s employment duties as a result of Director becoming physically or mentally incapacitated as determined in good faith by the Board.

1.13 Employee and Employment. The term “employee” shall mean, without any inference as to negate Director’s status as a member of the Company for all purposes hereunder (subject to the terms hereof) and for federal and other tax purposes, any employee (as defined in accordance with the regulations and revenue rulings then applicable under Section 3401(c) of the Internal Revenue Code of 1986, as amended) of the Company or any of its Subsidiaries, and the term “employment” shall include service as a part- or full-time employee or board member to the Company or any of its Subsidiaries.

1.14 Director. The term “Director” shall have the meaning set forth in the preface.

1.15 Director’s Group. The term “Director’s Group” shall have the meaning set forth in Section 4.1(a).

1.16 Fair Market Value. The term “Fair Market Value” used in connection with the value of Units shall mean (a) if there is a public market for the equity of the Company or Apria on the applicable date, the value for the Units shall be implied by the average of the high and low closing bid prices of such equity during the last 10 trading days on the stock exchange on which the equity is principally trading or (b) if there is no public market for the equity on such date, the value for the Units shall be determined in good faith by the Board after consultation with the Chief Director Officer and Chief Financial Officer of Apria, in either case assuming, for purposes of determining Fair Market Value, application of the distribution and dissolution provisions contained in Sections 4.4 and 5.2(b) of the LLC Agreement.

1.17 Financing Default. The term “Financing Default” shall mean an event which would constitute (or with notice or lapse of time or both would constitute) an event of default under any of the financing documents of the Company or its Affiliates from time to time (collectively, the “Financing Agreements”) and any restrictive financial covenants contained in the organizational documents of the Company or its Affiliates.

1.18 LLC Agreement. The term “LLC Agreement” shall have the meaning set forth in the Securityholders Agreement.

1.19 Management Investors. The term “Management Investors” shall have the meaning set forth in the preface.

1.20 Permitted Transferee. The term “Permitted Transferee” means any Person to whom Director transfers Units in accordance with the Securityholders Agreement (other than the Sponsor and the Company and their respective Affiliates and except for transfers pursuant to a Public Offering).

1.21 Person. The term “Person” shall mean any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity of any nature whatsoever.

1.22 Public Offering. The term “Public Offering” shall have the meaning set forth in the Securityholders Agreement.

1.23 Restrictive Covenant Violation. The term “Restrictive Covenant Violation” shall mean Director’s breach of any section in Appendix A hereto.

1.24 Securities Act. The term “Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time.

1.25 Securityholders Agreement. The term “Securityholders Agreement” shall mean the Amended and Restated Securityholders Agreement dated as of April 8, 2010 among the Sponsor, one or more Management Investors and the Company, as it may be amended or supplemented thereafter from time to time.

1.26 Sponsor. The term “Sponsor” means Blackstone.

1.27 Subsidiary. The term “Subsidiary” means any corporation, limited liability company, partnership or other entity with respect to which another specified entity has the power to vote or direct the voting of sufficient securities to elect directors (or comparable authorized persons of such entity) having a majority of the voting power of the board of directors (or comparable governing body) of such entity.

1.28 Termination Date. The term “Termination Date” means the date upon which Director’s employment with the Company and its Subsidiaries is terminated.

1.29 Unvested Units. The term “Unvested Units” means, with respect to Director’s Class B Units, the number of such Units that are not “Vested Units”.

1.30 Vested Units. The term “Vested Units” shall mean, with respect to an Director’s Class B Units, the number of such Units that are vested and nonforfeitable, as determined in accordance with Schedule I attached hereto.

2.	Subscription for and Grant of Units.

2.1 Grant of Units. Pursuant to the terms and subject to the conditions set forth in this Agreement, Director hereby subscribes for and agrees to acquire, and the Company hereby agrees to issue and award to Director on the Closing Date, the number and classes of Units set forth on Director’s Master Signature Page in exchange for services performed for the Company and its Subsidiaries by Director.

2.2 The Closing. The closing (the “Closing”) of the grant of Units hereunder shall take place on the closing date specified in Director’s Master Signature Page. The date of the Closing shall be the “Closing Date”.

2.3 Section 83(b) Election. Within 10 days after the Closing, Director shall provide the Company with a copy of a completed election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder in the form of Exhibit A to Director’s Master Signature Page. Director shall timely (within 30 days of the Closing) file (via certified mail, return receipt requested) such election with the Internal Revenue Service and shall thereafter notify the Company it has made such timely filing. Director should consult his or her tax advisor regarding the consequences of a Section 83(b) election, as well as the receipt, vesting, holding and sale of Units.

2.4 Closing Conditions. Notwithstanding anything in this Agreement to the contrary, the Company shall be under no obligation to issue, grant to Director any Units unless (i) Director is an employee of, or consultant to, the Company or one of its Subsidiaries on the Closing Date; (ii) the representations of Director contained in Section 3 hereof are true and correct in all material respects as of the Closing Date and (iii) Director is not in breach of any agreement, obligation or covenant herein required to be performed or observed by Director on or prior to the Closing Date.

3.	Investment Representations and Covenants of Director.

3.1 Units Unregistered. Director acknowledges and represents that Director has been advised by the Company that:

(a) the offer and sale of the Units have not been registered under the Securities Act;

(b) the Units must be held indefinitely and Director must continue to bear the economic risk of the investment in the Units unless the offer and sale of such Units are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available (or as otherwise provided in the Securityholders Agreement);

(c) there is no established market for the Units and it is not anticipated that there will be any public market for the Units in the foreseeable future;

(d) a restrictive legend in the form set forth below and the legends set forth in Section 7.3(a) and (b) of the Securityholders Agreement shall be placed on the certificates, if any, representing the Units:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN REPURCHASE OPTIONS AND OTHER PROVISIONS SET FORTH IN A MANAGEMENT UNITS SUBSCRIPTION AGREEMENT WITH THE ISSUER, AS AMENDED AND MODIFIED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE”; and

(e) a notation shall be made in the appropriate records of the Company indicating that the Units are subject to restrictions on transfer and, if the Company should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Units.

3.2 Additional Investment Representations. Director represents and warrants that:

(a) Director’s financial situation is such that Director can afford to bear the economic risk of holding the Units for an indefinite period of time, has adequate means for providing for Director’s current needs and personal contingencies, and can afford to suffer a complete loss of Director’s investment in the Units;

(b) Director’s knowledge and experience in financial and business matters are such that Director is capable of evaluating the merits and risks of the investment in the Units;

(c) Director understands that the Units are a speculative investment which involves a high degree of risk of loss of Director’s investment therein, there are substantial restrictions on the transferability of the Units and, on the Closing Date and for an indefinite period following the Closing, there will be no public market for the Units and, accordingly, it may not be possible for Director to liquidate Director’s investment in case of emergency, if at all;

(d) the terms of this Agreement provide that if under certain circumstances Director ceases to be an employee of the Company or its Subsidiaries, the Company and its Affiliates have the right to repurchase the Units at a price which may, under certain circumstances, be less than the Fair Market Value thereof;

(e) Director understands and has taken cognizance of all the risk factors related to the purchase of the Units and, other than as set forth in this Agreement, no representations or warranties have been made to Director or Director’s representatives concerning the Units or the Company or their prospects or other matters;

(f) Director has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the Company and its Subsidiaries, the Securityholders Agreement, the Company’s organizational documents and the terms and conditions of the purchase of the Units and to obtain any additional information which Director deems necessary;

(g) all information which Director has provided to the Company and the Company’s representatives concerning Director and Director’s financial position is complete and correct as of the date of this Agreement; and

(h) Director is or is not an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, as indicated on Director’s Master Signature Page.

3.3 Other Representations. Director acknowledges that Blackstone and its Affiliates may, from time to time, provide services to the Company and its Affiliates for which a fee will be paid by the Company or its Affiliates, including an annual monitoring/advisory fee.

4.	Certain Sales and Forfeitures Upon Termination of Employment; Variations to Securityholders Agreement.

4.1 Put Option.

(a) Prior to the occurrence of the initial Public Offering, if Director’s employment with the Company and its Subsidiaries terminates due to the death of Director or is terminated by the Company or any of its Subsidiaries as a result of the Disability of Director, Director and Director’s Permitted Transferees (hereinafter sometimes collectively referred to as the “Director’s Group”) shall have the right, subject to the provisions of Section 5 hereof, for 180 days following the date that is 210 days after the Termination Date, to sell to the Company (the “Put Right”), and the Company shall be required to purchase (subject to the provisions of Section 5 hereof), on one occasion from each member of Director’s Group, all (but not less than all) of the number of Vested Units then held by Director’s Group that equals all Vested Units collectively held by Director’s Group at a price per Unit equal to the Fair Market Value of such Units (measured as of the date that the relevant election to purchase such Units is delivered (the “Valuation Date”)). In order to exercise its rights with respect to the Vested Units pursuant to this Section 4.1(a), Director’s Group shall also be required to simultaneously exercise any similar rights it may have with respect to any other units of the Company held by Director’s Group in accordance with the terms of the agreements pursuant to which such other units were acquired from the Company.

(b) If Director’s Group desires to exercise the Put Right, the members of Director’s Group shall send one written notice to the Company setting forth such members’ intention to collectively sell all of their Vested Units pursuant to Section 4.1(a), which notice shall include the signature of each member of Director’s Group. Subject to the provisions of Section 5.1, the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 60th day after the giving of such notice.

4.2 Call Options.

(a) If (1) Director’s employment with the Company and its Subsidiaries is terminated for any reason (whether by the Company or Director, or as a result of death or Disability), (2) a Restrictive Covenant Violation occurs or (3) Director engages in a Competitive Activity (as defined in Section 6 of this Agreement) not constituting a Restrictive Covenant Violation without the consent of the Board, then the Company shall have the right, for 210 days commencing on the later of (x) the relevant event described in clause (1), (2) or (3) (or, in the case of clause (2) or (3) only, the date on which the Board has actual knowledge (or reasonably should have knowledge) thereof) or (y) the date that is six months and one day after the date on which Director became vested in the applicable Units (including any such Unvested Performance-Vesting Units (as defined in Schedule I) that become Vested Units following a Qualifying Termination (as defined in Schedule I)), to purchase (the “Call Option”), and each member of Director’s Group shall be required to sell to the Company, all such Vested Units then held by such member of Director’s Group (it being understood that if Units of any class subject to repurchase hereunder may be repurchased at different prices, the Company may elect to repurchase only the portion of the Units of such class subject to repurchase hereunder at the lower price) at a price per Unit equal to the applicable purchase price determined as follows:

(i) Termination with Cause or Restrictive Covenant Violation. If Director’s employment with the Company and its Subsidiaries is terminated by the Company or any of its Subsidiaries with Cause (or by Director at a time when grounds exist for Cause, regardless of any notice, cure or waiting period thereunder) or in the event of a Restrictive Covenant Violation, the purchase price per Unit will be the lesser of (A) Fair Market Value thereof (measured as of the Valuation Date) and (B) Cost;

(ii) Death or Disability; Termination without Cause. If Director’s employment with the Company and its Subsidiaries is terminated (x) by the Company or any of its Subsidiaries as a result of the Disability of Director, (y) due to the death of Director or (z) by the Company without Cause, the purchase price per Unit will be the Fair Market Value thereof (measured as of the Valuation Date);

(iii) Voluntary Resignation. If Director’s employment with the Company and its Subsidiaries is terminated by Director, the purchase price per Unit will be the Fair Market Value thereof; and

(iv) Competitive Activity. In the event Director engages in a Competitive Activity not constituting a Restrictive Covenant Violation without the consent of the Board, the purchase price per Unit will be the Fair Market Value thereof (measured as of the Valuation Date).

The Call Option in respect of Vested Units (except in respect of any event described in Sections 4.2(a)(i)) shall expire upon the occurrence of a Public Offering.

(b) If Director’s employment with the Company and its Subsidiaries is terminated for any reason, all Unvested Units will be forfeited (or, to the extent a forfeiture is not permissible under applicable law for any reason, the Unvested Units shall be subject to the Call Option in Section 4.2(a) with the purchase price per Unvested Unit equal to the lesser of (A) Fair Market Value thereof (measured as of the Valuation Date) and (B) Cost).

(c) If the Company desires to exercise its Call Option pursuant to this Section 4.2, the Company shall send written notice to each member of Director’s Group of its intention to purchase Units, specifying the number of Units to be purchased (the “Call Notice”). Subject to the provisions of Section 5, the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 30th day after the giving of the Call Notice.

(d) Notwithstanding the foregoing, if the Company elects not to exercise its Call Option pursuant to this Section 4.2, the Sponsor may elect to purchase such Units at any time on the same terms and conditions set forth in this Section 4.2 by providing written notice to each member of Director’s Group of its intention to purchase Units.

4.3 Obligation to Sell Several. If there is more than one member of Director’s Group, the failure of any one member thereof to perform its obligations hereunder shall not excuse or affect the obligations of any other member thereof, and the closing of the purchases from such other members by the Company shall not excuse, or constitute a waiver of its rights against, the defaulting member.

5.	Certain Limitations on the Company’s Obligations to Purchase Units.

5.1 Prohibition of Purchases. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to purchase any Units at any time pursuant to Section 4, regardless of whether it has delivered a notice of its election to purchase any such Units, to the extent that the purchase of such Units or the payment to the Company or one of its Subsidiaries of a cash dividend or distribution by a Subsidiary of the Company that is necessary to fund such purchase (together with any other purchases of Units pursuant to Section 4 or pursuant to similar provisions in agreements with other employees of the Company and its Subsidiaries of which the Company has at such time been given or has given notice and together with cash dividends and distributions necessary to fund such other purchases) would result in a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its Subsidiaries or any of its or their property. The Company shall, within fifteen days of learning of any such fact, so notify the members of Director’s Group that it is not obligated to purchase Units hereunder.

5.2 Payment for Units. If at any time the Company elects or is required to purchase any Units pursuant to Section 4, the Company shall pay the purchase price for the Units it purchases (i) first, by the cancellation of any indebtedness, if any, owing from Director to the Company or any of its Subsidiaries (which indebtedness shall be applied pro rata against the proceeds receivable by each member of Director’s Group receiving consideration in such repurchase) and (ii) then, by the Company’s delivery of a check or wire transfer of immediately available funds for the remainder of the purchase price, if any, against delivery of the certificates or other instruments, if any, representing the Units so purchased, duly endorsed; provided that if (x) any of the conditions set forth in Section 5.1 exists or (y) such purchase of Units would result in a Financing Default, in each case which prohibits such cash payment (either directly or indirectly as a result of the prohibition of a related cash dividend or distribution) (each a “Cash Payment Restriction”), the portion of the cash payment so prohibited may be made, to the extent such payment is not prohibited, by the Company’s delivery of a junior subordinated promissory note (which shall be subordinated and subject in right of payment to the prior payment of any debt outstanding under the senior Financing Agreements and any modifications, renewals, extensions, replacements and refunding of all such indebtedness) of the Company (a “Junior Subordinated Note”) in a principal amount equal to the balance of the purchase price, payable within ten days after the Cash Payment Restriction no longer exists, and bearing interest payable (and compounded to the extent not so paid) as of the last day of each year at the interest rate payable under the senior financing credit facilities of the Company or its Subsidiaries (as applicable) from time to time, and all such accrued and unpaid interest payable on the date of the payment of principal (or, if applicable, the last installment of principal), with payments to be applied in the order of: first to any enforcement costs incurred by Director or Director’s Group, second to interest and third to principal. The Company shall have the right set forth in clause (i) of the first sentence of this Section 5.2 whether or not the member of Director’s Group selling such Units is an obligor of the Company. The principal of, and accrued interest on, any such Junior Subordinated Note may be prepaid in whole or in part at any time at the option of the Company. To the extent that the Company is prohibited from paying accrued interest, that is required to be paid on any Junior Subordinated Note prior to maturity, due to the existence of any Cash Payment Restriction, such interest shall be cumulated, compounded calendar quarterly, and accrued until and to the extent that such Cash Payment Restriction no longer exists, at which time such accrued interest shall be immediately paid. Notwithstanding any other provision in this Agreement, the Company may elect to pay the purchase price hereunder in shares or other equity securities of one of its direct or indirect Subsidiaries with a fair market value equal to the applicable purchase price, provided that such Subsidiary promptly offers to repurchase such shares or other equity securities for cash equal to the applicable purchase price or a Junior Subordinated Note (if otherwise permissible hereunder) with a principal amount equal to the applicable purchase price.

5.3 Repayment of Proceeds. If a Restrictive Covenant Violation occurs, the Company discovers after a termination of employment that grounds existed for Cause at the time thereof or the Company is required to restate its financial statements such that any performance-vesting conditions specified in Schedule I cease to be satisfied, then Director shall be required to pay to the Company, within 10 business days’ of the Company’s request to Director therefor, an amount equal to the excess, if any, of (A) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Director received upon the sale or other disposition of, or distributions in respect of, Director’s Units (or, in the case of a restatement, the Units that would not otherwise have become Vested Units based on the restated financial statements) over (B) the aggregate Cost of such Units.

6.	Restrictive Covenant Violation; Competitive Activity.

(a) Director acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees, in his capacity as an investor and equityholder in the Company and its Affiliates, to the provisions of Appendix A to this Agreement. Director acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Appendix A would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Director agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

(b) Director shall be deemed to have engaged in “Competitive Activity” if Director engages, in any conduct that would be a Restrictive Covenant Violation if it occurred during the relevant periods specified in Appendix A (even if such conduct occurs after the relevant periods). For the avoidance of doubt, any conduct that constitutes Competitive Activity but not a Restrictive Covenant Violation shall not be prohibited hereby, but instead shall serve to provide that the Call Option may be exercised pursuant to Section 4.2 hereof.

7.	Miscellaneous.

7.1 Transfers. Prior to the transfer of Units to a Permitted Transferee, Director shall deliver to the Company a written agreement of the proposed transferee (a) evidencing such Person’s undertaking to be bound by the terms of this Agreement and (b) acknowledging that the Units transferred to such Person will continue to be Units for purposes of this Agreement in the hands of such Person. Any transfer or attempted transfer of Units in violation of any provision of this Agreement or the Securityholders Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Units as the owner of such Units for any purpose.

7.2 Recapitalizations, Exchanges, Etc., Affecting Units. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Units, to any and all securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Units, by reason of any dividend payable in Units, issuance of Units, combination, recapitalization, reclassification, merger, consolidation or otherwise.

7.3 Director’s Employment by the Company. Nothing contained in this Agreement shall be deemed to obligate the Company or any Subsidiary of the Company to employ Director in any capacity whatsoever or to prohibit or restrict the Company (or any such Subsidiary) from terminating the employment of Director at any time or for any reason whatsoever, with or without Cause.

7.4 Cooperation. Director agrees to cooperate with the Company in taking action reasonably necessary to consummate the transactions contemplated by this Agreement.

7.5 Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no Transferee shall derive any rights under this Agreement unless and until such Transferee has executed and delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement; and provided further that the Sponsor is a third party beneficiary of this Agreement and shall have the right to enforce the provisions hereof.

7.6 Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

7.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New York or the State of Delaware, and each of the Company and the members of Director’s Group hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Each of the members of Director’s Group and the Company hereby irrevocably waives (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware or the State of New York, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (iii) any right to a jury trial.

7.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(a) If to the Company:

Apria Holdings LLC

c/o Apria Healthcare Group Inc.

Apria Healthcare Group Inc.

26220 Enterprise Court

Lake Forest, California 92630

Attention: General Counsel

with a copy (which shall not constitute notice) to:

The Blackstone Group

345 Park Avenue

New York, NY 10154

Attention: Neil P. Simpkins

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attention: Gregory T. Grogan

If to Director:

To the most recent address of Director set forth in the personnel records of the Company.

7.9 Integration. This Agreement and the documents referred to herein (including referred to in the Director Master Signature Page) or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

7.10 Counterparts. This Agreement may be executed in separate counterparts, and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

7.11 Injunctive Relief. Director and Director’s Permitted Transferees each acknowledges and agrees that a violation of any of the terms of this Agreement will cause the Company irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Company shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

7.12 Rights Cumulative; Waiver. The rights and remedies of Director and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right.

The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

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This Subscription Agreement between the Company and the Director named on the Director Master Signature Page hereto is dated and executed as of the date set forth on such Director Master Signature Page.

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SCHEDULE I

Time-Vesting Units

With regard to 1/3 of the Class B Units granted hereunder (the “Time-Vesting Units”), the percentage of such Time-Vesting Units that will be Vested Units in respect of a Termination Date occurring:

•	prior to 12 months after the Closing Date, will be 0%;

•	on or after 12 months after the Closing Date, but prior to 24 months after the Closing Date, will be 33 1/3%;

•	on or after 24 months after the Closing Date, but prior to 36 months after the Closing Date, will be 33 1/3%; and

•	on or after 36 months after the Closing Date, will be 100%.

Notwithstanding the foregoing, immediately prior to, and following, the occurrence of a Change of Control that occurs prior to the Termination Date, 100% of the Time-Vesting Units that are Unvested Units shall become Vested Units.

If Director’s employment with the Company and its Subsidiaries is terminated by the Company or any of its Subsidiaries without Cause (such termination, a “Qualifying Termination”) or due to Director’s death or Disability, then a percentage of the Time-Vesting Units that would have become Vested Units on the next anniversary of the Closing Date shall become Vested Units, with such percentage equal to the number of days that have elapsed since the previous anniversary of the Closing Date divided by 365.

Any Time-Vesting Units that are Unvested Units on a Termination Date shall be immediately forfeited by Director (or, to the extent a forfeiture is not permissible, such Time-Vesting Units that are Unvested Units shall be subject to the Call Option in Section 4.2(a) with the purchase price per Unvested Unit equal to the lesser of (A) Fair Market Value thereof (measured as of the Valuation Date) and (B) Cost).

Performance-Vesting Units

1. Any Class B Units granted hereunder that are not Time-Vesting Units granted hereunder will be “Performance-Vesting Units.” Initially, all Performance-Vesting Units will be Unvested Units.

2. One-half of the Performance-Vesting Units will vest if the following conditions are satisfied prior to the Termination Date (or, in the case of a Termination Date arising as a result of a Qualifying Termination, prior to the date that is 24 months after the Termination Date):

(a) the Company and its consolidated subsidiaries achieve EBITDA (as defined in the primary credit agreement for the Company and its consolidated subsidiaries) for each of fiscal year 2012 and fiscal year 2013 equal to at least $350 million; or

(b) Sponsor receives cash proceeds (not subject to any clawback, indemnity or similar contractual obligation) on or prior to December 31, 2014 in respect of 50% of its units in the Company equal to at least 300% of its aggregate capital contributions for such units.

3. One-half of the Performance-Vesting Units will vest if the following conditions are satisfied prior to the Termination Date (or, in the case of a Termination Date arising as a result of a Qualifying Termination, prior to the date that is 24 months after the Termination Date):

(a) the Company and its consolidated subsidiaries achieve EBITDA for either fiscal year 2012 or fiscal year 2013 equal to at least $400 million (any year of such achievement, the “Subject Year”); and

(b) either:

(i) the Company and its consolidated subsidiaries achieve EBITDA for the fiscal year immediately succeeding the Subject Year equal to at least $400 million; or

(ii) Sponsor receives cash proceeds (not subject to any clawback, indemnity or similar contractual obligation) on or prior to December 31, 2014 in respect of 50% of its units in the Company equal to at least 300% of its aggregate capital contributions for such units.

All calculations of EBITDA shall be performed by the audit committee of the Board and shall be final, binding and conclusive on Director absent manifest error. The EBITDA targets set forth above will be adjusted from time to time by the Board as it deems necessary in light of acquisitions, dispositions and other transactions or events, if it is determined by the Board in good faith that such adjustments are necessary to avoid distortion in the operation of the foregoing vesting terms. Any Performance-Vesting Units that are Unvested Units (x) on a Termination Date at any time where the applicable conditions above are no longer capable of being satisfied shall, in either case, be immediately forfeited by Director (or, to the extent a forfeiture is not permissible, such Performance-Vesting Units that are Unvested Units shall be subject to the Call Option in Section 4.2(a) with the purchase price per Unvested Unit equal to the lesser of (A) Fair Market Value thereof (measured as of the Valuation Date) and (B) Cost).

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4. The Board may, in its sole discretion, unilaterally cause any Unvested Unit to become a Vested Unit at any time.

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Appendix A

Restrictive Covenants

1.	Confidentiality; Non-Compete; Non-Solicit; Non-Disparagement.

(a) For the purposes of this Appendix A, any reference to the “Company” shall mean the Company and its Subsidiaries, collectively. In view of the fact that Director’s work for the Company brings Director into close contact with many confidential affairs of the Company not readily available to the public, and plans for further developments, Director agrees:

(i) Director will not at any time (whether during or after Director’s employment with the Company) (x) retain or use for the benefit, purposes or account of Director or any other person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Director’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Director by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed (including via subpoena); provided that Director shall give prompt Notice to the Company of such requirement of law, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, Director will not disclose to anyone, other than Director’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided, that Director may disclose to any prospective future employer the notice provisions of this Appendix A provided they agree to maintain the confidentiality of such terms.

(iv) Upon termination of Director’s employment with the Company for any reason, Director shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Director’s possession or control (including any of the foregoing stored or located in Director’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Director may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and his rolodex (or other physical or electronic address book); and (z) fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information not within Director’s possession or control of which Director is or becomes aware.

(b) Director acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i) Director will not, within one year following the termination of his employment with the Company (the “Post-Termination Period”) or during Director’s employment (collectively with the Post-Termination Period, the “Restricted Period”), accept an employment or consulting relationship (or own or have any financial interest in), directly or indirectly, with any entity engaged in the business of home respiratory therapy, home infusion therapy, and home medical equipment, within the United States.

(ii) During the Restricted Period, Director will not influence or attempt to influence customers of the Company or its subsidiaries or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.

(iii) Director will not, within two years following the termination of his employment with the Company, initiate or respond to communications with any of the employees of the Company or its subsidiaries who earned annually $50,000 or more as a Company or subsidiary employee during the twelve-month period prior to the termination of such employee’s employment with the Company, for the purpose of soliciting such employee, or facilitating the hiring of any such employee, to work for any other business, individual, partnership, firm, corporation, or other entity; and

Notwithstanding anything to the contrary in this Agreement, Director may, directly or indirectly own, solely as an investment, securities of any Person which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Director (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(c) Director will not, other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon the Company or its affiliates, or that is or reasonably would be expected to be damaging to the reputation of the Company or its affiliates.

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(d) It is expressly understood and agreed that although Director and the Company consider the restrictions contained in this Appendix A to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Director, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(e) The period of time during which the provisions of this Appendix A shall be in effect shall be extended by the length of time during which Director is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

2.	Specific Performance; Survival.

(a) Director acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Appendix A would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Director agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to suspend making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

(b) The provisions of this Appendix A shall survive the termination of Director’s employment for any reason.

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